Exhibit 4.1

September 15, 2022

SusGlobal Energy Corp.
200 Davenport Road
Toronto, Ontario M5R 1J2
Attn: Marc Hazout

E-mail:

VIA ELECTRONIC MAIL

Re: Amendments to OID Convertible Promissory Notes

Dear Marc:

Reference is made to (i) those certain Securities Purchase Agreements, dated as of March 3, 2022 and March 7, 2022 (the "March Purchase Agreements"), among SusGlobal Energy Corp. (the "Company"), and Target Capital 2 LLC ("Target") and Cypress Bridge Capital LLC ("Cypress," together with Target, the "Purchasers"; and, collectively with the Company, the "Parties"), (ii) the two separate Notes (as respectively defined in the March Purchase Agreements referred to herein as the "March 3 Target Note"  and the "March 7 Cypress Note") of the Company issued in favor of each Purchaser (the "March Purchaser Notes"), (iii) that certain Securities Purchase Agreement, dated as of October 29, 2021 (the "October Purchase Agreement," and collectively with the March Purchase Agreements, the "Purchase Agreements"), between the Company and Target, and (iv) the Note (as defined in the October Purchase Agreement) of the Company issued in favor of Target (the "October Target Note," collectively with the March Purchaser Notes, the "Purchaser Notes").  Defined terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreements or Purchaser Notes, as applicable.

For good and valuable consideration, the Parties hereby agree ("Agreement") as follows.

1. Amendments of Purchaser Notes.  The Purchaser Notes are hereby amended as follows:

a) Increase in Principal Amount of Purchaser Notes. The outstanding principal amount of each Purchaser Note shall be automatically increased by ten (10%) percent. For avoidance of doubt, the principal amount of the: (i) October Target Note shall be $1,618,100; (ii) March 3 Target Note shall be $1,320,000; and (iii) March 7 Cypress Note shall be $1,320,000. For every day that the DTC chill continues past September 19, 2022, the principal amount of each Purchaser Note will increase by 0.1%, so for example, if the DTC chill is removed on September 20, 2022, the principal amount of the October Target Note shall increase by $1,618.10 so the new principal amount will become $1,619,718.10, the principal amount of each of the March 3 Target Note and the March 7 Cypress Note will increase by $1,320.00 so the new principal amount will become $1,321,320.00. If the DTC chill is removed on September 21, 2022, the principal amount of the October Target Note shall increase by $1,619.72 so the new principal amount will become $1,621,337.82 and the principal amount of each of the March 3 Target Note; and the March 7 Cypress Note will increase by $1,321.32 so the new principal amount will become $1,322,641.32, etcetera.

b) Extension of Maturity Date.    The Maturity Date for each Purchaser Note shall be hereby extended to November 15, 2022. No allonge shall be required for any Purchaser Note to reflect the new Maturity Date.

c) Further Extension of the Maturity Date.  If: (i) no Event of Default has occurred and is continuing on or prior to the Maturity Date, (ii) there have been, in the sole judgment of the Purchasers, no material issues or problems with the conversion of the Purchaser Notes, and (iii) the Purchaser Notes have not been fully converted or fully repaid as of such date, the Maturity Date for each Purchaser Note shall automatically be extended to January 15, 2023 on the terms as set forth in the Purchaser Notes, including the terms hereof, without additional payment or premium due from the Company. The automatic extension shall take effect provided that the Purchasers have not notified the Company in writing prior to the Maturity Date that the automatic extension of the Maturity Date has been cancelled.

d) The Company may repay, in full or in part, the outstanding principal balance, all accrued interest and any fees, expenses or other amounts due and owing on any of the October Target Note, March 3 Target Note and/or the March 7 Cypress Note at any time, and from time to time, prior to the Maturity Date. Except for the October Target Note which shall be repaid only with a prepayment penalty of 120% of the then outstanding principal balance, the other two notes may be prepaid prior to the Maturity Date without penalty or premium.

e) If at any time and for any reason, as determined in the sole discretion of the Purchasers,  the Purchaser is not able to facilitate the conversion and sell-through of the conversion shares in a timely fashion (for example, due to another DTC chill, the Company not being current on its quarterly and annual filings, the Company refuses to provide the required or necessary legal opinion, or the Transfer Agent refuses to transfer the conversion shares in a timely manner, or other reason) such event or occurrence shall be considered to be an "event of default" under each of the October Target Note, the March 3 Target Note and the March 7 Cypress Note, and each such note shall thereupon be immediately in default and will incur all the default provisions outlined in the applicable loan documents. Notwithstanding the above, no event of default shall have occurred if the Company cures such default as follows: (i) if the Company has not timely filed its quarterly or annual reports with the Securities and Exchange Commission or other regulatory authority, the Company shall have six (6) Trading Days to cure such late filing but only after the timely filing of a Form 12b-25; and (ii) if the Company is unable to process a conversion transaction within the Trading Deadline, the Company shall have 24 hours to cure such default. Nothing herein shall require the Purchasers to give the Company the notice of any event of default. The Company must document the timely cure of any event of default to the Purchasers' satisfaction.

f) Except as provided herein, the terms and provisions of the March Purchase Agreements and the October Purchase Agreement, the promissory notes and all other documents related thereto, shall remain unchanged and shall remain in full force and effect. The said Purchase Agreements and the related promissory notes as modified and amended hereby are hereby ratified and confirmed in all respects.

2. Company's Covenants.

a) The Company will remove the DTC chill by no later than September 19, 2022 and will permit Target to begin to submit conversion requests thereafter in accordance with the variable conversion rates previously agreed.

b) The Company will use its best efforts to promptly facilitate the conversion of the Purchaser Notes and share deliveries from its Transfer Agent to a Purchasers' Broker Dealer, including obtaining legal opinions, at the Company's sole expense, for each conversion and providing necessary instructions to the Transfer Agent. Additionally, the Company will use its best efforts to ensure the transfer of all conversion shares within seventy-two (72) hours of the Company's receipt of any conversion notice ("Trading Deadline").  If the reason for the failure to process the transfer is due to the fault of the Company, the Company shall pay to the Purchaser in cash, as liquidated damages and not as a penalty, for each $1,000 of conversion shares being transferred, $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day after the Trading Deadline) for each Trading Day after such Trading Deadline until such conversion shares are delivered or transferor rescinds such conversion. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as the Purchaser Notes remain outstanding and convertible.  Should the Company's Transfer Agent fail process two or more trades by the Trading Deadline, the Company will, within 10 Trading Days after the second failure, enter into an agreement with a transfer agent reasonably acceptable to Target. A "Trading Day" means a day on which the Common Stock of the Company is traded on a U.S. or Canadian national securities exchange, the OTCQB or OTCQX, or any successors to the foregoing. If any conversion has not been processed within five (5) Trading Days of the date of request, then the Purchasers may, at their sole option, either (i) rescind the conversion request; or (ii) call an "event of default" under that Purchase Agreement and seek all remedies provided by such agreement and by applicable law and equity.

3. Purchasers' Covenants.

a) Neither Purchaser shall (i) convert more than $100,000 of any or all of its Purchaser Notes in any one conversion notice, (ii) issue an additional conversion notice unless and until any previously issued conversion shares have been sold by such Purchaser, or (iii) exceed 10% of the daily trading volume in selling the Company's shares.

b) The October Purchaser Note shall be the first Purchaser Note to be converted.  In the event that the October Purchaser Note is fully converted and the conversion shares sold, thereafter the March Purchaser Notes may both be converted at the Purchasers' discretion on a pari-passu basis; provided, however, that no conversion request shall exceed $50,000 for each Purchaser Note and each Purchaser shall not sell more than 5% of the daily trading volume in selling the Company's shares.

c) If at any time while the Purchaser Notes remain outstanding an event of default has not occurred and is continuing on any of the Purchaser Notes and the Company has a definitive agreement with an investment bank to facilitate the uplist of its shares where there is no requirement by the investment bank or other person or entity for a full lock-up of the Purchaser Notes and/or the conversion shares, each Purchaser shall cooperate with the Company in good faith and shall take any and all commercially reasonable actions to facilitate the uplist, including, without limitation, temporarily ceasing any conversions of the Purchaser Notes and extending the Maturity Date of the  Purchaser Notes to the date of the closing of the uplist.

4. No Material Non-Public Information. The Company hereby represents and warrants and covenants to the Purchaser that, upon the Company disclosing this amendment via the filing of a Current Report on Form 8-K with the Securities and Exchange Commission prior to 4 PM ET on September 21, 2022, the Company shall have disclosed all material, non-public information (if any) provided up to the date hereof to the Purchasers by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not previously been publicly disclosed by the Company in a filing with the Securities and Exchange Commission. Thereafter, the Company agrees that the Purchasers shall not be in possession of any material non-public information. After the date of such filing, the Purchasers shall be free to trade in the securities of the Company.

5. No Confidentiality. The Company hereby covenants and agrees that, as of the date hereof, (i) the Purchasers have no confidentiality or similar obligation under any agreement to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents and (ii) the Purchasers have not made any agreement with the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to purchase or sell, long and/or short, the Common Stock or any other securities of the Company.

6. Default; Remedies. If the Company shall fail to keep or perform any of the covenants or agreements contained herein (subject to the applicable notice and cure periods) or if any statement, representation or warranty contained herein is false, misleading or erroneous in any material respect, the Company shall be deemed to be in default under the March Purchase Agreements, the October Purchase Agreement and the related promissory notes and the Purchasers shall be entitled at their option to exercise any and all of the rights and remedies granted pursuant to the said agreements and notes or to which the Purchasers may otherwise be entitled, whether at law or in equity.

7. Representations and Warranties. The Company hereby represents and warrants that (a) the Company is duly organized and legally existing under the laws of the State of Delaware ; (b) the execution and delivery of, and performance under this Agreement are within the Company's power and authority without the joinder or consent of any other party and have been duly authorized by all requisite action and are not in contravention of law or the powers of the Company's respective organization documents; (c) this Agreement constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms; (d) the execution and delivery of this Agreement by the Company do not contravene, result in a breach of or constitute a default under any deed of trust, loan agreement, indenture or other contract, agreement or undertaking to which the Company is a party or by which the Company or any of its properties may be bound (nor would such execution and delivery constitute such a default with the passage of time or the giving of notice or both) and do not violate or contravene any law, order, decree, rule or regulation to which the Company is subject; and (e) to the best of the Company's knowledge there exists no uncured default under any of the Purchase Agreements or promissory notes. The Company agrees to indemnify and hold Purchasers harmless against any loss, claim, damage, liability or expense (including without limitation reasonable attorneys' fees) incurred as a result of any representation or warranty made by it herein proving to be untrue in any respect.

8. Entire Agreement. This Agreement supersedes and merges all prior and contemporaneous promises, representations and agreements. No modification of this Agreement or of the March Purchase Agreements, the October Purchase Agreement or the related promissory notes or any other document related thereto, or any waiver of rights under any of the foregoing, shall be effective unless made by supplemental agreement, in writing, executed by Purchasers and the Company. The Purchasers and the Company further agree that this Agreement may not in any way be explained or supplemented by a prior, existing or future course of dealings between the parties or by any prior, existing, or future performance between the parties pursuant to this Agreement or otherwise.

9. Release of Purchasers. The Company hereby releases, remises, acquits and forever discharges the Purchasers, together with their respective managers, members, participants, employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, (all of the foregoing hereinafter called the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter accruing, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement or of the March Purchase Agreements, the October Purchase Agreement, the related promissory notes, or any of the transactions associated therewith, including specifically but not limited to claims of usury.

10. Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement.

11. Severability. If any covenant, condition, or provision herein contained is held to be invalid by final judgment of any court of competent jurisdiction, the invalidity of such covenant, condition, or provision shall not in any way affect any other covenant, condition or provision herein contained.

12. Representation by Counsel. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party. The parties hereto therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor either party against the other.

13. Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement is not assignable by the Company.

14. Breach. Any breach of this Agreement shall be an Event of Default under the  March Note Purchase Agreements and the October Note Purchase Agreement and the Investor shall have all rights under the said Note Purchase Agreements in such event.

15. Costs and Expenses. Each party shall pay its own expenses with respect to the negotiation, preparation and execution of this Agreement.

16. Miscellaneous. This letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Arizona, without regard to the principles of conflict of laws thereof. Any dispute arising under or relating to or in connection with this letter agreement shall be subject to the exclusive jurisdiction and venue of the State and/or Federal courts located in the Borough of Manhattan, City of New York, New York. This letter agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Very truly yours,

Target Capital 2 LLC

By: /s/ Dmitriy Shapiro
Name: Dmitriy Shapiro

Title: Managing Partner

Cypress Bridge Capital LLC

By: /s/ Name of CFO
Name: Name of CFO

Title: CFO

Acknowledged and Agreed:

SusGlobal Energy Corp.

By: /s/ Marc Hazout
Name: Marc Hazout
Title: President and CEO